SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549




                               FORM 8-K

                            Current Report



             Filed pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):   June 1, 1995





              SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
        (Exact name of registrant as specified in its charter)




            Delaware                   0-11521          23-1701520
  (State or Other Jurisdiction       (Commission     (I.R.S. Employer
of Incorporation or Organization)    File Number)   Identification No.)





                    Great Valley Corporate Center
                         4 Country View Road
                    Malvern, Pennsylvania  19355
               (Address of principal executive offices)



(Registrant's telephone number, including area code):   (610) 647-5930



Page 1 of 2 pages

(PAGE)



Item 5.  OTHER EVENTS.

     On June 1, 1995, the Company acquired Adage Systems International, Inc., a Michigan corporation ("Adage"), pursuant to the Agreement and Plan of Merger and Reorganization dated May 12, 1995 (the "Agreement"), a copy of which was attached as Exhibit A to the Company's Current Report on Form 8-K dated May 12, 1995. The consideration consisted of 1,000,000 shares of common stock ("Common Stock") of the Company. The Company will be required to pay additional consideration to the shareholders of Adage, in either additional shares of Common Stock or a combination of additional shares of Common Stock and cash, in the event that the market price of the Common Stock approximately five years after the closing is lower than a base price. The base price may not be lower than $15 nor higher than $50, and will be determined pursuant to a formula tied to the pretax profits of Adage during the five-year period commencing October 1, 1995. The additional consideration, if required to be made, will be made first with additional shares of Common Stock, and only if the maximum number of shares of Common Stock issuable pursuant to the Agreement (2,545,000) is reached will the balance be paid in cash, subject to certain limitations. Within 6 months following closing, the Company will be required to loan not more than $1,500,000 to certain of the shareholders of Adage for approximately five years. The loans will be non-recourse and secured by shares of Common Stock.
At the closing, the Company loaned $110,000 pursuant to such requirement.


                               SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               SYSTEMS & COMPUTER TECHNOLOGY CORPORATION



Date: June 5, 1995        By: /s/  Richard A. Blumenthal
                             _______________________________
                             Name:  Richard A. Blumenthal
                             Title: Senior Vice President